Exhibit 99.1

Dolphin Entertainment, Inc. Announces 1-for-2 Reverse Stock Split

MIAMI, FL, October 14, 2024 / Dolphin Entertainment, Inc. (NASDAQ:DLPN), a leading entertainment marketing and premium content production company, today announced that the company will effect a 1-for-2 reverse split of its issued and outstanding shares of common stock. The reverse stock split will become effective October 16, 2024 at 12:01 a.m. EDT. Shares of the company's common stock will trade on a split-adjusted basis on The NASDAQ Capital Market, as of the opening of trading on Wednesday, October 16, 2024. The new CUSIP number for the Company’s common stock will be 25686H 308.

The reverse stock split is being effected as part of the company's plan to regain compliance with the $1.00 minimum bid price continued listing requirement of The NASDAQ Capital Market and to have the additional authorized shares of common stock available to provide additional flexibility regarding the potential use of shares of common stock for business and financial purposes in the future.

When the reverse stock split becomes effective, every two shares of Dolphin Entertainment, Inc.’s common stock will be automatically combined into one new share of common stock. No fractional shares will be issued, and no cash or other consideration will be paid. Instead, the company will issue one whole share of the post-split common stock to any shareholder of record who otherwise would have received a fractional share as a result of the reverse stock split. The reverse stock split will reduce the number of shares of outstanding common stock from approximately 22.2 million shares to approximately 11.1 million shares.

Dolphin Entertainment, Inc.’s transfer agent, Nevada Agency and Transfer Company, will provide instructions to shareholders of record regarding the process for exchanging shares. Shareholders who are holding their shares in electronic form at their brokerage firms do not have to take any action as the effects of the reverse stock split will automatically be reflected in their brokerage accounts.

About Dolphin Entertainment, Inc.

Dolphin Entertainment, Inc. (NASDAQ:DLPN), founded in 1996 by Bill O'Dowd, has evolved from its origins as an Emmy-nominated television, digital, and feature film content producer to a company with three dynamic divisions: Dolphin Entertainment, Dolphin Marketing, and Dolphin Ventures.

Dolphin Entertainment: This legacy division, where it all began, has a rich history of producing acclaimed television shows, digital content, and feature films. With high-profile partnerships like IMAX and notable projects including "The Blue Angels," Dolphin Entertainment continues to set the standard in quality storytelling and innovative content creation.

Dolphin Marketing: Established in 2017, this division has become a powerhouse in public relations, influencer marketing, branding strategy, talent booking, and special events. Comprising top-tier companies such as 42West, The Door, Shore Fire, Special Projects, and The Digital Dept., Dolphin Marketing serves a wide range of industries, from entertainment, music and sports to hospitality, fashion and consumer products.

Dolphin Ventures: This division leverages Dolphin's best-in-class cross-marketing acumen and business development relationships to create, launch and/or accelerate innovative ideas and promising products, events and content in our areas of expertise. Key ventures include collaborations with Rachael Ray for Staple Gin and Mastercard Midnight Theatre. The company is actively exploring new projects in AI, beauty, and sports.

Contact:

James Carbonara/Hayden IR

(646)-755-7412

james@haydenir.com